Exhibit 10.3

IES HOLDINGS, INC.
SECOND AMENDED AND RESTATED EXECUTIVE OFFICER
SEVERANCE BENEFIT PLAN

1.   PURPOSE AND TERM.  The IES Holdings, Inc. (f/k/a Integrated Electrical Services, Inc.) (the “Company”) Amended and Restated Executive Officer Severance Benefit Plan was initially adopted by the Board of Directors of the Company (the “Board”) on January 23, 2012, was amended and restated in its entirety as of January 12, 2016 and is hereby further amended and restated in its entirety as of April 29, 2021. The purpose of the IES Holdings, Inc. Second Amended and Restated Executive Officer Severance Benefit Plan (“Plan”) is to provide severance benefits to certain senior executives of the Company and its adopting Affiliates (defined below) in the event the executive incurs a Qualifying Termination (defined below) or the executive’s employment terminates by reason of death or Disability (defined below).

2.    COVERED EXECUTIVES.

2.01
(a)   Automatic Coverage.  Subject to Section 2.02, each employee who is a Senior Vice President or above of the Company automatically shall be a Covered Executive under this Plan.
(b)   Additional Coverage.  Subject to Section 2.02, any other employee of the Company or a Participating Affiliate (defined below) who is an officer and is designated as covered under the Plan by the Human Resources and Compensation Committee (the “Committee”) of the Board also shall be a Covered Executive under this Plan.

2.02	An individual who is otherwise described in Section 2.01(a) or 2.01(b) shall cease to be a Covered Executive if:
(a)    he is covered pursuant to Section 2.01(a) above and subsequently, without a termination of employment, ceases to be a Senior Vice President or above of the Company;
(b) he is covered pursuant to Section 2.01(b) above and subsequently, without a termination of employment, ceases to be an officer of the Company or a Participating Affiliate;

(c) the Covered Executive’s employment terminates for any reason other than due to a Qualifying Termination or the Covered Executive’s death or Disability;
(d) the Covered Executive has or enters into an individual employment or severance agreement with the Company or an Affiliate that may provide severance benefits to him or her upon termination of employment: or

(e) the Covered Executive does not consent (in a form acceptable to the Company) to be bound by the covenants set forth in Section 9, including with respect to the portion of the Restricted Period (defined below) following the termination of his or her employment for any reason.

For purposes of coverage under this Plan, a transfer of a Covered Executive’s employment to a non-Participating Affiliate shall not be deemed effective to terminate his or her coverage hereunder until thirty (30) days after written notice of such transfer has been furnished to the Covered Executive.

3.   QUALIFICATION FOR SEVERANCE BENEFITS.

3.01
Qualifying Terminations.  In the event that a Covered Executive has a Qualifying Termination, or in the event of a Covered Executive’s termination of employment due to his or her death or Disability, then, subject to Section 3.02, the Company or Participating Affiliate, whichever is the Covered Executive’s employer, shall provide to, or on behalf of, such terminated Covered Executive the severance benefits set forth in Section 4.01, 4.02 or 4.04 of this Plan, as applicable.

3.02
Release and Waiver.  Notwithstanding any other provisions of this Plan to the contrary, unless waived by the Committee with respect to the Covered Executive, in its sole discretion, the Company or Participating Affiliate, as the case may be, shall not provide, or have any obligation to provide, to a Covered Executive any severance payments or benefits under Section 4, other than the Accrued Rights (defined below), upon or following such Covered Executive’s Qualifying Termination or termination of employment due to his or her Disability, unless (i) within twenty-one (21) days (or forty-five (45) days, if necessary to comply with applicable law) from the date of such termination of employment, the Covered Executive timely executes and delivers to the Company the Release (defined below), and (ii) the Covered Executive does not revoke the Release within any applicable revocation period therefor following the Covered Executive’s delivery of the executed Release to the Company.  If the requirements of this Section 3.02 are satisfied, then, subject to Section 5 below, the severance payments and benefits to which the Covered Executive is otherwise entitled to receive under Section 4 shall begin or be made, as applicable, as provided in Section 5.  If the Release requirements of this Section 3.02 are not timely satisfied by the Covered Executive, then no severance payments or benefits, other than the Accrued Rights, shall be due the Covered Executive under this Plan.

4.   SEVERANCE BENEFITS.

4.01
Qualifying Termination prior to a Change in Control.  If a Covered Executive has a Qualifying Termination prior to a Change in Control (defined below) and satisfies the Release conditions under Section 3.02, then, subject to Section 5, the Covered Executive shall receive the following severance benefits:

(a) Accrued Rights. Without regard to Section 3.02, the Covered Executive’s Accrued Rights.

       (b)   Severance Pay.  Continued payment of the Covered Executive’s Base Pay (defined below) for twelve (12) months following the date of such termination, payable monthly in accordance with the Company’s normal payroll practices as in effect on the date of termination, but not later than the last business day of each calendar month.

       (c)   Annual Bonus.  Any unpaid Annual Bonus (defined below) that has been “earned” for the immediately preceding fiscal year plus an Annual Bonus for the current fiscal year, pro rated based on the percentage of the current fiscal year that shall have elapsed through the date of termination.  The amount of any such Annual Bonus(es) shall be as determined by the Committee, including its determination of the extent the performance objectives, if any, for such fiscal year have been achieved.  Such Annual Bonus(es) shall be payable (i) at the same time(s) that the annual bonus(es) for such respective fiscal year(s) are paid to other similar executives of the Company (or Participating Affiliates) or (ii) on the date immediately following the date the Release provided in Section 3.02 becomes irrevocable, whichever shall later occur.

(d)   Incentive/Equity Awards.  A prorated amount of the Covered Executive’s then outstanding unvested cash incentive awards and equity-based awards, other than an Annual Bonus or Performance Award (defined below), shall vest and payment made thereon, if applicable, on the date immediately following the date the Release provided in Section 3.02 becomes irrevocable.  Prior to such date, any unvested award(s) shall not be forfeited due to the Covered Executive’s termination of employment, notwithstanding anything in the applicable grant agreement(s) to the contrary.  The applicable prorated vested percentage for such an award(s) shall be the percentage of the full vesting period for such award(s) in which the Covered Executive was actively employed by the Company (or Participating Affiliate).  Payment of such prorated vested awards, if any, shall be made on the date immediately following the date the Release provided in Section 3.02 becomes irrevocable.
     A prorated portion of each of the Covered Executive’s then outstanding cash incentive awards or equity-based awards, the payment of which is dependent upon the achievement of performance objectives during a performance period that has not ended as of the Covered Executive’s date of Qualifying Termination (a “Performance Award”), shall vest at the end of the performance period applicable to such award, but only if and to the extent the performance objectives for such performance period have been achieved, as determined by the Committee (the “Performance Amount Achieved”), and the Release provided in Section 3.02 becomes irrevocable.  The applicable prorated vested percentage for any such Performance Award shall be the product of the percentage of the full performance period for such Performance Award in which the Covered Executive was actively employed by the Company (or Participating Affiliate) and the Performance Amount Achieved, if any.  Payment(s) of such Performance Award(s) that become vested, if any, shall be made (i) at the same time(s) the performance award(s) for such performance period(s) are paid to other similar executives of the Company (or Participating Affiliates) or (ii) on the date immediately following the date the Release provided in Section 3.02 becomes irrevocable, whichever shall later occur.

(e) COBRA.  An amount, paid on the first business day of each month, equal to 100% of the applicable monthly COBRA premium under the Company’s (or Participating Affiliate’s) group health plan for the coverage elected by the Covered Executive and his or her eligible dependents, continued for the lesser of (i) twelve (12) months or (ii) until such COBRA coverage for the Covered Executive (and his or her dependents) terminates.

4.02
Qualifying Termination on or within twelve (12) months following a Change in Control.  If a Covered Executive has a Qualifying Termination on or within twelve (12) months following a Change in Control (defined below) and satisfies the Release conditions under Section 3.02, then, subject to Section 5, the Covered Executive shall receive the following severance benefits:

(a) Accrued Rights.  The Covered Executive’s Accrued Rights.

(b) Severance Pay.  In a lump sum, an amount equal to two (2) times the Covered Executive’s annual base pay, payable on the date immediately following the date the Release provided in Section 3.02 becomes irrevocable.

(c) Annual Bonus.  In a lump sum, an amount equal to two (2) times the greater of the most recent (i) Annual Bonus paid to the Covered Executive or (ii) Annual Bonus Opportunity (defined below) of the Covered Executive, payable on the date immediately following the date the Release provided in Section 3.02 becomes irrevocable.

 (d) Awards.  All of the Covered Executive’s then outstanding unvested incentive, performance and equity-based awards (including, but not limited to, any unvested options, restricted stock, performance and phantom share units and stock appreciation rights then outstanding under the LTIP or any other equity plan subsequently adopted by the Company) shall vest in full, assuming any vesting requirements in such awards that are based on performance were achieved at maximum levels, and payment made thereon, if applicable, on the date immediately following the date the Release provided in Section 3.02 becomes irrevocable.

(e) COBRA.  An amount, paid on the first business day of each month, equal to 100% of the applicable monthly COBRA premium under the Company’s (or Participating Affiliate’s) group health plan for the coverage elected by the Covered Executive and his or her eligible dependents, continued for the lesser of (i) twelve (12) months or (ii) until such COBRA coverage for the Covered Executive (and his or her dependents) terminates.

4.03	Change in Control. For purposes of the Plan, a Change in Control shall mean any of the following:

       (a)    Any person or any persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, other than Tontine Capital Partners L.P. and its affiliates, the Company or any subsidiary, shall “beneficially own” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time), directly or indirectly, more than fifty percent (50%) of the ordinary voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board; or

       (b)    Current Directors (defined below) shall cease for any reason to constitute at least a majority of the members of the Board (for these purposes, a “Current Director” means, as of the date of determination, any person who (1) was a member of the Board on the date that the Company’s Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code became effective or (2) was nominated for election or elected to the Board with the affirmative vote of a majority of the current directors who were members of the Board at the time of such nomination or election), or at any meeting of the stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected; or

(c)    The consummation of a sale, lease, exchange or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; provided, however, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

  Notwithstanding the above definition, with respect to any payment or acceleration hereunder that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Change in Control shall mean a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations thereunder.

4.04
    Death or Disability.  If a Covered Executive’s employment terminates by reason of death or Disability, the Covered Executive or his or her estate (as the case may be) shall be entitled to receive the following:

(a) Accrued Rights. Without regard to Section 3.02, the Covered Executive’s Accrued Rights.

       (b)   Annual Bonus.  Any unpaid Annual Bonus that has been “earned” for the immediately preceding fiscal year plus an Annual Bonus for the current fiscal year, pro rated based on the percentage of the current fiscal year that shall have elapsed through the date of termination.  The amount of any such Annual Bonus(es) shall be as determined by the Committee, including its determination of the extent the performance objectives, if any, for such fiscal year have been achieved.  Such Annual Bonus(es) shall be payable (i) at the same time(s) that the annual bonus(es) for such respective fiscal year(s) are paid to other similar executives of the Company (or Participating Affiliates) or (ii) on the date immediately following the date the Release provided in Section 3.02 becomes irrevocable, whichever shall later occur.

       (c)   Awards.  All of the Covered Executive’s then outstanding unvested incentive, performance and equity-based awards (including, but not limited to, any unvested options, restricted stock, performance and phantom share units and stock appreciation rights then outstanding under the LTIP or any other equity plan subsequently adopted by the Company) shall vest in full, assuming any vesting requirements in such awards that are based on performance were achieved at maximum levels, and payment made thereon, if applicable, on the date immediately following the date the Release provided in Section 3.02 becomes irrevocable.  Prior to such date, any unvested award(s) shall not be forfeited due to the Covered Executive’s termination of employment, notwithstanding anything in the applicable grant agreement(s) to the contrary; provided, however, any stock options or stock appreciation rights shall continue to be exercisable for the lesser of (i) twelve (12) months following the Covered Executive’s termination or (ii) the term of such awards.

       (d)   COBRA.  An amount, paid on the first business day of each month, equal to 100% of the applicable monthly COBRA premium under the Company’s (or Participating Affiliate’s) group health plan for the coverage elected by the Covered Executive and his or her eligible dependents, continued for the lesser of (i) twelve (12) months or (ii) until such COBRA coverage for the Covered Executive (and his or her dependents) terminates.

       (e)    Any question as to the existence of the Disability of the Covered Executive as to which the Covered Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Covered Executive and the Company.  If the Covered Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and the Covered Executive shall be final and conclusive for all purposes of the Agreement.

       (f)    If a Covered Executive dies after his or her Qualifying Termination or a termination of the Covered Executive’s employment by reason of his or her Disability and prior to the payment of all severance payments and benefits due under this Plan (the Covered Executive shall be deemed to have complied with Section 3.02 if his or her death occurs prior to the end of the period for executing the Release), the remaining payments shall be paid to his or her estate and the COBRA benefits shall continue as provided above.

4.05
    Parachute Tax Cut-Back.  Notwithstanding anything in this Plan to the contrary, if the Covered Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits to be provided to Covered Executive under this Plan, together with any other payments and benefits to which the Covered Executive has the right to receive from the Company or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits to be provided under this Plan either (a) shall be reduced (but not below zero) so that the present value of such total amounts and benefits received by the Covered Executive will be $1.00 less than three (3) times the Covered Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), so that no portion of the amounts to be received will be subject to the excise tax imposed by Section 4999 of the Code or (b) shall be paid in full, whichever result produces the better “net after-tax” benefit to the Covered Executive (taking into account all applicable taxes, including excise tax under Section 4999 of the Code).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments to be paid in cash hereunder (beginning with such payment that would be made last in time and continuing, to the extent necessary, through to such payment that would be made first in time) and, then, reducing any benefits to be provided hereunder in-kind in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.

5.   TIME OF PAYMENT/SECTION 409A COMPLIANCE.

5.01	Payment. Subject to Section 5.02, the payments due, if any, pursuant to Sections 4.01 and 4.02 hereof shall be made as provided therein.

5.02	409A Compliance.

       (a)   Required Delay.  Notwithstanding anything in the Plan to the contrary concerning the time of payment of any severance benefit, if the Covered Executive is a “specified employee,” as defined in Treas. Reg. § 1.409A-1(i), as of his or her termination of employment, then to the extent an amount payable under the Plan to such Covered Executive upon or as a result of his or her “separation from service” would be subject to the additional tax provided by Section 409A of the Code, such amount shall not be paid to the Covered Executive until the date that is six (6) months after the date of his or her Qualifying Termination (or, if earlier, his or her date of death).  Such delayed payment shall be made in a lump sum on such delayed payment date and shall bear interest at the applicable short-term federal rate (as defined in Section 7872(f)(2)(A) of the Code) as of the date of the termination of employment from the date payment was otherwise to be made under Section 4 and the date the delayed amount is actually paid.  Severance payments and benefits that are not subject to such Section 409A of the Code additional tax shall not be subject to this delay.

       (b)   Separate Payments.  To the extent permitted under Section 409A of the Code and the applicable Treasury Regulations thereunder, each payment to a Covered Executive under the Plan shall be treated as a “separate payment.”

       (c)   Reimbursements.  Any severance payment or benefit under this Plan to which Section 409A of the Code applies that constitutes a reimbursement or the in-kind benefit shall be subject to the following:  (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during the Covered Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (this requirement shall not apply to an arrangement that provides for the reimbursement of expenses referred to in Section 105(b) of the Code); (ii) the reimbursement of an eligible expense shall be made on or before the last day of the Covered Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement or to receive an in-kind benefit shall not be subject to liquidation or exchange by the Covered Executive for other payment or benefit.

       (d)   Timing of Certain Payments.  Notwithstanding anything in the Plan to the contrary (i) if it is determined that the payment under Section 4.02 (b) is a “substitution” payment under Section 409A of the Code, such payment will be made in the same form and at the same time as the “substituted payment” would have been made; and (ii) if any payments or benefits are conditioned on the Release becoming irrevocable, the first payment shall include all amounts that would otherwise have been paid to the Covered Executive during the period beginning on the date of his or her termination of employment and ending on the payment date if no delay had been imposed. Provided that in the event the potential period for the Release’s irrevocable date straddles two calendar years, the earliest date on which such payment will be made is January 1st of the year following the Covered Executive’s termination.

       (e)   409A Compliance.  The Plan shall be construed to comply with Section 409A of the Code, to the extent applicable, and, in this regard, a “termination of employment” shall mean, and must be, a “separation from service” for purposes of Section 409A of the Code.

6.  ADMINISTRATION.

The Company shall be responsible for the administration of this Plan and shall serve as the Plan’s administrator. The Company may appoint or employ such persons as it deems necessary to render advice with respect to any responsibility of the Company under this Plan. The Company shall have the discretionary authority to decide all questions concerning the eligibility of any person to participate in this Plan, the right to and amount of any benefit payable under this Plan to any individual and the date on which any individual ceases to be a Plan participant. The Company may allocate to any one or more of its employees any responsibility it may have under this Plan. Any such person who receives full-time pay from the Company or an Affiliate shall receive no compensation from this Plan for his or her services in such capacity (other than expense reimbursements). Any such person shall not have any fiduciary responsibilities under this Plan. As Plan administrator, the Company shall maintain records of the Plan’s administration and shall be responsible for the handling, processing and payment of claims for benefits under this Plan.

7.  CLAIMS PROCEDURE.

7.01	Claims Procedure (For Benefits Other Than Disability-Related Benefits).

       (a)   Filing a Claim.  Any Covered Executive or other person claiming an interest in this Plan (the “Claimant”) may file a claim in writing with the Company.  The Company shall review the claim itself or appoint an individual or entity to review the claim.

       (b)   Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is approved or denied, unless the Company determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Company may have up to an additional ninety (90) days to process the claim.  If the Company determines that an extension of time for processing is required, the Company shall furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90)-day period.  Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Company expects to render its decision.

(c) Notice of Denial. If the Company denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:
(i)   The specific reasons for the denial of the Claimant’s claim;

(ii)   References to the specific Plan provisions on which the denial of the Claimant’s claim was based;

(iii)   If applicable, a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)   The claims review procedure and the time limits applicable to such procedures, including a statement of the right to bring a civil action under Section 502(a) of ERISA (defined below) following a benefit claim denial on review and institute an arbitration proceeding under Section 12.07.

       (d)   Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Company within sixty (60) days after receiving notice of denial.  The decision on appeal will be made within sixty (60) days after the Company’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for appeal.  A notice of such an extension must be provided to the Claimant within the initial sixty (60)-day period and must explain the special circumstances and provide an expected date of decision.  The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Company.  The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(e) Notice of Decision on Appeal. If the Company denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(i)The specific reason(s) for the denial;
(ii)    References to the specific Plan provisions on which such denial is based;

(iii)   The claims review procedure and the time limits applicable to such procedures;

(iv)   A statement that the Claimant is entitled to receive (on request and free of charge) reasonable access to and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(v)   A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA and institute an arbitration proceeding under Section 12.07.

   7.02   Claims Procedures for Disability-Related Benefits.

(a)   Filing a Claim. Any Claimant may file a claim in writing with the Company for Disability-related benefits.  The Company shall review the claim itself or appoint an individual or entity to review the claim.

(b)   Claim Decision. The Claimant shall be notified within forty-five (45) days after the claim is filed whether the claim is approved or denied, unless the Company determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Company may have up to two (2) additional thirty (30)-day periods to make a decision.  If the Company determines that an extension of time for processing is required, the Company shall furnish written or electronic notice of the extension to the Claimant before the end of the initial forty-five (45) day period.  Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Company expects to render its decision.

(c)   Notice of Denial.  If the Company denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:
(i)    The specific reason(s) for the denial;
(ii)    References to the specific Plan provisions on which such denial is based;
(iii)    A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary;

(iv)    A discussion of the decision that includes the basis for disagreeing with or not following:
(A)    the views presented by health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;
(B)    the views of medical or vocational experts whose advice was obtained on the Plan’s behalf, regardless of whether the advice was relied on in making the benefit denial; and
(C)    a disability determination made by the Social Security Administration, if presented to the Plan;
(v)    If the decision was based on medical necessity or experimental treatment (or a similar exclusion or limit), either:
(A)    an explanation of the scientific or clinical judgment for the denial, applying the plan terms to the Claimant’s medical circumstances; or
(B)    a statement that this explanation will be provided free of charge upon request;
(vi)    Either the specific internal rules, guidelines, protocols, standards, or other similar criteria of the Plan relied on in making the denial, or notice that such rules, guidelines, protocols, standards, or other similar criteria of the Plan do not exist;
(vii)    Notice that the Claimant is entitled to receive (on request and free of charge) reasonable access to and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and
(viii)    A description of the Plan’s appeal procedures and deadlines applicable to these procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial on appeal and institute an arbitration proceeding under Section 12.07.
Claimants are guaranteed the right to present evidence and testimony regarding their claim during the review process.
(d)   Filing an Appeal.  A request for appeal of a denied claim must be made in writing to the Company within one hundred eighty (180) days after receiving notice of denial.  The decision on appeal will be made within forty-five (45) days after the Company’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case the Company may have an additional forty-five (45) day period to make a decision.  A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.

On appeal, the review will consider all submitted information, regardless of whether the information was submitted or consulted in the initial decision.  The review will not provide deference to the initial decision.  The appeal will be conducted by an appropriate named fiduciary, who is not the person who made the initial decision or the subordinate of that person.
For claims involving medical judgment, including decisions about whether a treatment or drug is experimental, investigational, or not medically necessary, the Plan’s named fiduciary will consult with a health care professional who:
(i)    Has appropriate training and experience in the area of medicine involved;
(ii)    Was not consulted during the initial denial; and
(iii)    Is not a subordinate of the person who made the initial denial.
The Company will identify the medical or other experts who were consulted when making the benefit determination, regardless of whether the expert’s advice was relied on in making the determination.
Before a benefit denial is issued on appeal, the Claimant will be provided (free of charge) with any new or additional evidence considered, relied on, or generated by the Plan, insurer, or other person making the benefit determination (or at the direction of the Plan, insurer, or other person) regarding the claim. The Claimant will be provided any new or additional evidence as soon as possible and sufficiently in advance of the date the appeal denial notice is due, so that the Claimant has a reasonable opportunity to respond.
Before a benefit denial is issued on appeal, if the denial is issued based on a new or additional rationale, the Claimant will be provided, free of charge, with the rationale. The Claimant will be provided with the rationale as soon as possible and sufficiently in advance of the date on which the appeal denial notice is due, so that the Claimant has a reasonable opportunity to respond.
(e)    Notice of Decision on Appeal.  If the Company denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:
(i)    The specific reason or reasons why the appeal is denied.
(ii)    References to the specific Plan provisions on which the denial is based.
(iii)    A discussion of the decision that includes the basis for disagreeing with or not following:

(A)    the views presented by health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;
(B)    the views of medical or vocational experts whose advice was obtained on the Plan’s behalf in connection with the Claimant’s benefit denial, regardless of whether the advice was relied on in making the benefit denial; and
(C)    a disability determination made by the Social Security Administration regarding the Claimant, if presented to the Plan;
(iv)    If the decision was based on medical necessity or experimental treatment (or a similar exclusion or limit), either:
(A)    an explanation of the scientific or clinical judgment for the denial, applying the Plan terms to the Claimant’s medical circumstances; or
(B)    a statement that this explanation will be provided free of charge upon request;
(v)    Either the specific internal rules, guidelines, protocols, standards, or other similar criteria of the Plan relied on in making the denial, or notice that such rules, guidelines, protocols, standards, or other similar criteria of the plan do not exist; and
(vi)    A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA, including a description of any contractual limitations period relevant to the right to bring a civil action, with the calendar date on which the contractual limitations period expires for the claim, and the right to institute an arbitration proceeding under Section 12.07.
   7.03 Additional Claim Procedure Requirements.

(a)    General.  The Plan shall comply with applicable Department of Labor regulations regarding the manner in which claims shall be processed.
(b)    Limitations.  No claim shall be considered under these claims procedures unless it is filed with the Company within one (1) year after the Claimant knew (or reasonably should have known) of the principal facts on which the claim is based.  Every untimely claim shall be denied by the Company without regard to the merits of the claim.  No legal action (whether arising under Section 502 or Section 510 of ERISA or under any other statute or non-statutory law) may be brought by any Claimant on any matter pertaining to the Plan after the earlier of:

(i)    three (3) years after the Claimant knew (or reasonably should have known) of the principal facts on which the claim is based, or
(ii)    twelve (12) months after the Claimant has exhausted these claims procedures.
Knowledge of all facts that a Covered Executive knew (or reasonably should have known) shall be imputed to each Claimant who is or claims to be a beneficiary of the Covered Executive (or otherwise claims to derive an entitlement by reference to a Covered Executive) for the purpose of applying the one (1)-year and three (3)-year periods.
(c)    Exhaustion Required.  The exhaustion of these administrative procedures is mandatory for resolving every claim and dispute arising under the Plan.  As to such claims and disputes:
(i)    no Claimant shall be permitted to commence any legal action relating to any such claim or dispute (whether arising under Section 502 or Section 510 of ERISA or under any other statute or non-statutory law) unless a timely claim has been filed under these claims procedures and these claims procedures have been exhausted in their entirety; and
(ii)    in any such legal action all explicit and implicit determinations by the Company (including, but not limited to, determinations as to whether the claim, or a request for review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
(d)    Standard of Review.
(i)    The Company and all persons determining or reviewing claims have full discretion to determine benefit claims under the Plan.  Any interpretation, determination or other action of such persons will be overturned only if it is arbitrary or capricious or otherwise an abuse of discretion.  Any review of a final decision or action of the persons reviewing a claim shall be based only on such evidence presented to or considered by such persons at the time they made the decision that is the subject of review.
(ii)    In the case of a claim for Disability benefits, the Claimant is not required to file more than two appeals of an adverse benefit determination prior to bringing a civil action under Section 502(a) of ERISA. No mandatory arbitration of adverse benefit determinations will be conducted unless the arbitration is conducted as one of the two appeals required to be filed before the Claimant may bring a civil action under ERISA. If such arbitration is conducted, the Claimant is not precluded from challenging the decision under Section 502(a) of ERISA or other applicable law.

8.   FUNDING.

This Plan shall not be funded through a trust, an insurance contact or otherwise and all benefit payments due under this Plan shall be payable solely from the general assets of the Company.  A Covered Executive shall not have any claim against any specific assets of the Company and shall be only an unsecured general creditor of the Company with respect to any rights he or she may have under this Plan.

9.    CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION.
9.01    The Covered Executive’s eligibility to participate in the Plan and the Company’s obligation to remit or convey the severance benefits and payments set forth in Section 4 on account of a Qualifying Termination or the Covered Executive’s death or Disability are expressly conditioned on the Covered Executive’s consent to be bound by, and compliance with, the restrictions and covenants set forth in this Section 9.

9.02    The Covered Executive will not, directly or indirectly, participate in the unauthorized use, disclosure, misappropriation, dissemination or conversion of any Confidential Information (defined below). Specifically, but without limitation, the Covered Executive will not use Confidential Information for his or her sole benefit, or for the benefit of any Person (defined below) or entity in any other way that harms the Company or any Affiliate or diminishes the value of the Confidential Information to the Company or any Affiliate. The Covered Executive will use the specialized training, goodwill, and contacts developed with the customers and contractors of the Company or any Affiliate for the exclusive benefit of the Company or any Affiliate, and agrees not to use these items or this information at any time in a way that would harm the business interests of the Company or any Affiliate. Notwithstanding the foregoing, nothing in this Plan prohibits the Covered Executive from communicating with an appropriate governmental agency or entity regarding a possible violation of federal law or regulation or making disclosures that are protected under any whistleblower provisions of law or regulation. Importantly, the Covered Executive is encouraged to communicate any such concerns directly with the Company. The Covered Executive’s obligations under this Section 9.02 with regard to any particular Confidential Information shall commence immediately upon the Covered Executive first having access to such Confidential Information and shall continue during and after the Covered Executive’s employment with the Company or its Affiliates until such time as such Confidential Information has become public knowledge other than as a result of the breach by the Covered Executive (or of those acting in concert with the Covered Executive or on the Covered Executive’s behalf) of this Section 9.02 or any other confidentiality agreement between the Covered Executive and the Company or any of its Affiliates or any policy of the Company or any of its Affiliates.

9.03    During the term of the Covered Executive’s employment with the Company or an Affiliate and (i) for a period of twelve (12) months following the date of a Qualifying Termination covered by Section 4.01, a Covered Executive’s voluntary resignation of employment other than for Good Reason (defined below), or a termination of the Covered Executive’s employment by reason of his or her Disability covered by Section 4.04, or (ii) for a period of twenty-four (24) months following the date of a Qualifying Termination covered by Section 4.02 (the period established under either subclause (i) or (ii), as applicable, hereafter called the “Restricted Period” and each termination of employment covered by either subclause (i) or (ii), as applicable, hereafter each called a “Termination”), the Covered Executive will not, whether on the Covered Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(a)    with whom the Covered Executive had personal contact or dealings on behalf of the Company during the one year period preceding the Termination;

(b)    with whom employees reporting to the Covered Executive have had personal contact or dealings on behalf of the Company during the one year period immediately preceding the Termination; or

(c)    for whom the Covered Executive had direct or indirect responsibility during the one year period immediately preceding the Termination.

9.04    During the Restricted Period, the Covered Executive will not directly or indirectly:

(a)    engage in any business that materially competes with any business of the Company or its Affiliates (including, without limitation, businesses which the Company or its Affiliates have specific plans to conduct within twelve (12) months from the effective date of the Termination and as to which the Covered Executive is personally aware of such planning) in any geographical area that is within 100 miles of any geographical area where the Company or its Affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services and over which the Covered Executive had substantive responsibilities (a “Competitive Business”);

(b)    enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business, including a private equity or venture capital firm that has one or more portfolio companies that engage in the Competitive Business provided that the Covered Executive actively participates in the relationship between such fund and the portfolio company or portfolio companies that engage in the Competitive Business;

(c)    acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(d)    interfere with, or attempt to interfere with, business relationships between the Company or any of its Affiliates and customers, clients, suppliers, partners, members or investors of the Company or its Affiliates.

9.05    Notwithstanding anything to the contrary in this Section 9, the Covered Executive may, directly or indirectly, own, solely as an investment, securities of any Person engaged in the business of the Company or its Affiliates that is publicly traded on a national stock exchange or on the over-the-counter market if the Covered Executive (i) is not a controlling person of, or a member of a group which controls, such person or (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

9.06    During the Restricted Period, the Covered Executive will not, whether on the Covered Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(a)    solicit or encourage any employee of the Company or its Affiliates to leave the employment of the Company or its Affiliates; or

(b)    hire any such employee who was employed by the Company or its affiliates as of the date of the Termination or who left the employment of the Company or its affiliates coincident with, or within twelve (12) months prior to or after, the Covered Executive’s Termination.

9.07    During the Restricted Period, the Covered Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

9.08    If a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 9 is an unenforceable restriction against the Covered Executive, the provisions of this Section 9 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine to be enforceable.
10.   AMENDMENT AND TERMINATION.

This Plan may be amended or terminated, in whole or in part, at any time by a written instrument signed by the President of the Company and approved by the Committee; provided, however, a copy of such action must be furnished to each Covered Executive at least thirty (30) days prior to its effective date or such action shall be deemed null and void for all purposes as to such Covered Executive.

11.   ADOPTION AND WITHDRAWAL BY AFFILIATES.

   11.01   Adoption by Affiliates.  Subject to the prior approval of the Committee, an Affiliate of the Company may adopt this Plan pursuant to appropriate written resolutions of its board of directors and by executing and delivering to the Company an adoption agreement in which the adopting Affiliate agrees to be bound by all of the terms of this Plan with respect to its Covered Executives (each a “Participating Affiliate”).  The adoption agreement shall become, as to such adopting Affiliate and its employees, a part of this Plan as then amended or thereafter amended.  It shall not be necessary for the adopting Affiliate to sign or execute the original or amended Plan document.  The effective date of this Plan for any such adopting Affiliate shall be that stated in the adoption agreement, and from and after such effective date, the adopting Affiliate shall assume all the rights, obligations, and liabilities under this Plan. The administrative powers and control of the Company, as provided in this Plan, including the sole right to amend, shall not be diminished by reason of participation of any such Affiliate in this Plan.

 11.02   Special Provisions by Affiliates.  With the approval of the Company, an adopting Affiliate may elect to have special provisions apply with respect to its Covered Executives.  Such special provisions, which may differ from the provisions of this Plan which are applicable to employees of other Affiliates, shall be stated in this Plan text or in an Appendix to this Plan.

 11.03   Withdrawal.  Any Affiliate of the Company participating in this Plan may withdraw from this Plan at any time without affecting other Affiliates of the Company by complying with the provisions of this Plan.  The Committee may, in its absolute discretion, terminate an adopting Affiliate’s participation at any time.

12.   MISCELLANEOUS.

       12.01   Other Benefits.  The payment of severance benefits under this Plan shall not be taken into account to increase any benefits provided (or continued coverage) under any other plan or policy of the Company or any Affiliate, except as otherwise specifically provided in such other plan or policy.

12.02    No Assignments.  No benefit payable under this Plan may be assigned, transferred, pledged as a security for indebtedness or otherwise encumbered, or subjected to any legal process for the payment of any claim against a Covered Executive.

12.03   At-Will Employment.  This Plan does not create a contract of employment or give any Covered Executive the right to continued employment or change the at-will nature of any employee’s employment with the Company or an Affiliate.

12.04   Savings Clause.  If any provision of this Plan should be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Plan, and this Plan shall be construed and enforced as if such provisions had not been included.

12.05   Construction.

(a) Whenever appropriate in this Plan, words used in the singular may be read in the plural; words used in the plural may be read in the  singular;  and  words  importing the masculine gender shall be deemed equally to refer to the feminine or be neutral.  Any reference to a Section shall refer to a Section of this Plan, unless otherwise indicated.

(b) The headings of sections are included solely for convenience of reference, and if there be any conflict between such headings and the text of this Plan, the text shall control.

12.06   Choice of Law.  Except to the extent preempted by federal law, this Plan shall be construed, administered and enforced according to the laws of the state of Texas without regard to conflict of laws principles.

12.07   Arbitration of Disputes.  Any controversy, dispute or claim arising out of or relating, in any way, to this Plan or a purported breach of the Plan shall be settled through arbitration proceedings conducted in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The matter shall be heard and decided, and awards rendered by, a panel of three arbitrators.  An Employer and the Covered Executive shall each select one arbitrator and the American Arbitration Association shall select the third arbitrator, each of whom shall be on the American Arbitration Association’s national panel of commercial arbitrators.  The award rendered by this arbitration panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction.  The Covered Executive’s Employer shall pay all arbitration fees, unless the panel makes a factual finding or conclusion that the Covered Executive’s claim in the matter was frivolous.  Likewise, the Covered Executive’s Employer shall pay his or her legal fees in all disputes, other than those deemed frivolous.  The Covered Executive shall be responsible for all of his or her fees and costs along with 50% of all arbitration fees in any matter the arbitrators find frivolous.

12.08   Successors.  The Company shall require any successor or any entity acquiring substantially all of the assets of the Company to assume the Plan in writing and agree to honor all terms of this Plan.

12.09   Required Clawbacks.  Notwithstanding anything in this Plan to the contrary, in the event that the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Act”) requires a Covered Executive to repay the Company, or for the Company to recoup from the Covered Executive, any “erroneously awarded” amounts of incentive compensation, then the Company may recoup any such “erroneously awarded” incentive compensation that it has made to the Covered Executive by reducing any severance pay or benefit otherwise due the Covered Executive under this Plan.

12.10   No Mitigation.  A Covered Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Plan be reduced by any compensation or benefit earned by the Covered Executive as the result of employment by another employer.  Subject to the foregoing, the benefits under the Plan are in addition to any other benefits to which a Covered Executive is otherwise entitled.

12.11   Survival.  All obligations of the Company and a Participating Affiliate under the Plan with respect to a termination of employment occurring before the termination or any amendment of the Plan shall continue and survive such Plan termination or amendment.

13. ADMINISTRATIVE INFORMATION.

13.01   Plan Year.  Each plan year begins on January 1 and ends on December 31 of the same year.  Records concerning this Plan are to be kept on a plan year basis.

13.02   Legal Notices.  The person designated to receive any legal notices concerning this Plan is:

        IES Holdings, Inc.
        c/o Chairman, Human Resources and Compensation
        Committee of the Board of Directors
        5433 Westheimer Rd., Suite 500
        Houston, TX  77056

14.  DEFINITIONS.  For purposes of this Plan, the following terms are defined as follows:

(a)   “Accrued Rights” means a Covered Executive’s (i)  earned, but unpaid, annual base salary up to the date of his or her termination of employment, (ii) any accrued, but untaken, vacation time or paid-time off, and (iii) the reimbursement, within sixty (60) days following submission to the Company or Participating Affiliate of appropriate supporting documentation, for any unreimbursed reasonable business expenses properly incurred by the Covered Executive in the performance of his or her duties in accordance with the Company’s or Participating Affiliate’s expense policy prior to the Covered Executive’s termination of employment, provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company or Participating Affiliate within ninety (90) days following the date such expenses were incurred and within thirty (30) days following the Covered Executive’s termination of employment, and (iv) such employee benefits, if any, as to which the Covered Executive may be entitled under the terms of the employee benefit plans of the Company or Participating Affiliate.

(b)   “Affiliate” means, with respect to any person or entity, any person or entity, directly or indirectly, controlled by, controlling or under common control with such person or entity.

(c)   “Annual Bonus” means incentive compensation payable to a Covered Executive dependent upon the achievement of performance objectives established by the Committee for each fiscal year during such Covered Executive’s employment with the Company or Participating Affiliate.

(d)   “Annual Bonus Opportunity” means the target annual bonus opportunity for each fiscal year ending during a Covered Executive’s employment with the Company or Participating Affiliate as set by the Committee, in its sole discretion.

(e)   “Base Pay” means a Covered Executive’s annual rate of base salary at his or her Qualifying Termination or, if greater, his or her annual base pay for the fiscal year preceding his or her Qualifying Termination.

(f)   “Cause” means (i) the Covered Executive’s gross negligence in the performance or intentional nonperformance of any of the Covered Executive’s material duties and responsibilities to the Company or a Participating Affiliate; (ii) the Covered Executive’s dishonesty, theft, embezzlement or fraud with respect to the business, property, reputation or affairs of the Company or a Participating Affiliate; (iii) the Covered Executive’s conviction of, or a plea of other than not guilty to, a felony or a misdemeanor involving moral turpitude; (iv) the Covered Executive’s confirmed drug or alcohol abuse that materially affects the Covered Executive’s service or violates the Company’s or a Participating Affiliate’s drug or alcohol abuse policy; (v) the Covered Executive’s violation of a material Company or a Participating Affiliate’s personnel or similar policy, such policy having been made available to the Covered Executive by the Company or a Participating Affiliate, or a material agreement with the Company or an Affiliate; or (vi) the Covered Executive’s having committed any material violation of any federal or state law regulating securities (without having relied on the advice of the Company’s attorney) or having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, without limitation, any such order consented to by the Covered Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

(g)   “Confidential Information” means information of any kind, nature, or description, that (i) relates to the Company’s business or the business of Affiliates, (ii) provides the Company or Affiliates economic value or any business advantage, (iii) is not generally known to the public, and (iv) is learned or developed by the Covered Executive as a direct or indirect result of, or during the course of, the Covered Executive’s employment with or work relating to the Company or an Affiliate. Confidential Information includes, but is not limited to, the Company’s or Affiliates’ inventions, intellectual property, trade secrets, proprietary or business information, including, but not limited to, information about or relating in any way to: any customer; business, merchandise, or marketing procedures, processes, or services; hardware; software; research; marketing; developments; products; product lines; design; purchasing; finances and financial affairs; accounting; merchandising; selling or sales; engineering; Company or Affiliate employees, contractors, business partners or business associates; training; business practices; past, present or future acquisitions; potential or target acquisitions; customer lists; customer contact lists; vendor lists; supplier lists; pricing; pricing agreements; merchandise resources; supply resources; service resources; system designs; procedures or manuals; policies; the prices the Company or Affiliates may obtain or have obtained or at which they sell or have sold any services or products; or the name of the Company’s or Affiliates’ personnel and those to whom such personnel reports.

(h)   “Disability” means a physical or mental condition that renders the Covered Executive incapacitated and unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to substantially perform (with such accommodation, if any, required by applicable law) the Covered Executive’s duties.

(i)    “Good Reason” means the occurrence of any of the following:

(1) a material reduction in his or her duties or responsibilities;

(2) a material reduction in the Covered Executive’s annual rate of base cash compensation;

(3) a change in the location of a Covered Executive’s principal place of employment by more than fifty (50) miles from the Covered Executive’s principal place of employment immediately prior to such relocation;

(4) the receipt of a written notice of termination of this Plan or of any amendment to the Plan that would adversely reduce the Covered Executive’s potential severance payments or benefits or his or her coverage under the Plan; or

(5) a demotion or transfer of the Covered Executive’s employment that results or would result in him or her no longer being a Covered Executive under this Plan.

No event or condition described in this Section 14(i) will constitute “Good Reason” unless, (x) within ninety (90) days from the Covered Executive first acquiring actual knowledge of the existence of the Good Reason condition described in this Section 14(i), the Covered Executive provides the Board written notice of his or her intention to terminate employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Board within thirty (30) days of the Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Board has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Covered Executive terminates his or her employment with the Company or an Affiliate (if applicable) immediately following the expiration of such thirty-day (30) period.

(j)   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k)   “Qualifying Termination” means any termination of the Covered Executive’s employment with the Company or an Affiliate (if applicable) either:

(i) by the Company or the Affiliate other than for Cause; or

(ii) by the Covered Executive for Good Reason.

(k)   “Release” means a general waiver and release agreement, in favor of the Company, its Affiliates and related parties in substantially the form attached hereto as Exhibit A.

IN WITNESS WHEREOF, the Company has adopted this Plan, as amended and restated, effective as April 29, 2021.

                                     IES HOLDINGS, INC.

                                     By:     /s/ Jeffrey L. Gendell

                                      Title:   Chairman and CEO

EXHIBIT A

IES HOLDINGS, INC.
WAIVER AND RELEASE AGREEMENT
THIS WAIVER AND RELEASE AGREEMENT (this “Waiver and Release”) is made and entered into by and between IES Holdings, Inc. (f/k/a Integrated Electrical Services, Inc.) (the “Company”) and ______________ (the “Executive”), each referred to collectively as the “Parties”, and individually as “Party.” Capitalized terms used but not defined herein will have the meanings ascribed to them in the IES Holdings, Inc. Second Amended and Restated Executive Officer Severance Benefit Plan, as it may be amended from time to time (the “Severance Plan”). References to the Company in this Waiver and Release shall include a Participating Affiliate, to the extent applicable.
WHEREAS, the Executive is a Covered Executive under the Severance Plan and the Board has determined that the Executive is eligible for payments and/or benefits under the terms of the Severance Plan;
WHEREAS, pursuant to the Severance Plan, in consideration of the right to receive payments and/or benefits in accordance with Article 5 of the Severance Plan, the Executive must sign, return and not revoke this Waiver and Release;
WHEREAS, the Company has executed and delivered this Waiver and Release to the Executive for the Executive’s review and consideration as of ______________ the (“Delivery Date”); and
WHEREAS, the Executive and the Company each desire to settle all matters related to the Executive’s employment by the Company.
NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in the Severance Plan and in this Waiver and Release, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows:
1.Termination of Employment. The Parties agree that the Executive’s employment relationship with the Company, including all other offices and positions the Executive has with the Company and all of its subsidiaries, affiliates, joint ventures, partnerships or any other business enterprises, as well as any office or position as a fiduciary or with any trade group or other industry organization which the Executive holds on behalf of the Company or its subsidiaries or affiliates, shall be automatically terminated effective at ______________ on the ______________ (the “Termination Date”).

2.Release of Company. This Waiver and Release represents a compromise under Federal Rule of Evidence 408. In consideration for the right to receive the payments and/or benefits under the Severance Plan following the Termination Date in accordance with the terms
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of the Severance Plan and the mutual promises contained in the Severance Plan and in this Waiver and Release, the Executive (on behalf of the Executive, the Executive’s heirs, administrators, representatives, executors, successors and assigns) hereby releases, waives, acquits and forever discharges the Company, its predecessors, successors, parents, shareholders, subsidiaries, assigns, agents, current and former directors, officers, employees, partners, representatives, attorneys, affiliated companies, and all persons acting by, through, under or in concert with the Company (collectively, the “Released Parties”), from any and all demands, rights, disputes, debts, liabilities, obligations, liens, promises, acts, agreements, charges, complaints, claims, controversies, and causes of action of any nature whatsoever, whether statutory, civil, or administrative, that the Executive now has or may have against any of the Released Parties, arising in whole or in part at any time on or prior to the execution of this Waiver and Release, in connection with the Executive’s employment by the Company or the termination thereof.

This release specifically includes, but is not limited to, any claims of discrimination, harassment, or retaliation of any kind, breach of contract or any implied covenant of good faith and fair dealing, tortious interference with a contract, intentional or negligent infliction of emotional distress, breach of privacy, misrepresentation, defamation, wrongful termination, or breach of fiduciary duty; provided, however, that the foregoing release shall not release the Company from the performance of its obligations under this Waiver and Release.
Additionally, this release specifically includes, but is not limited to, any claim or cause of action arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans With Disabilities Act, 42 U.S.C. §§ 1981; [Texas Commission on Human Rights Act; Texas Anti-Retaliation Act; Texas Labor Code §§ 21.001 et seq.; Texas Labor Code §§ 451.001 et seq.;] [Connecticut Fair Employment Practices Act; Connecticut Family and Medical Leave Act; Connecticut Whistleblower Law; Connecticut Free Speech Law; the anti-retaliation provision of the Connecticut Workers' Compensation Act;] the Employment Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq.; the Family and Medical Leave Act; the Fair Labor Standards Act (“FLSA”); the Worker Adjustment and Retraining Notification Act; the Rehabilitation Act of 1973; or any other federal, state or local statute or common law cause of action of similar effect regarding employment related causes of action of employees against their employer.
The Executive hereby waives and releases the Executive’s ability or right to participate in any class or collective action against any of the Released Parties in any forum, either as a class representative, party plaintiff, or absent class member, asserting any claims referenced herein. This Waiver and Release includes, but is not limited to, claims arising under the FLSA and any state wage payment law that a court may find to have not otherwise been waived under this Waiver and Release. In such a case, to the extent the claim was not otherwise waived or released, the Executive may assert a claim against any of the Released Parties on the Executive’s own behalf, but the Executive may not do so within or otherwise participate in a class or collective action against the Company or any of the Released Parties.
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3.Waiver of Certain Claims, Rights or Benefits. Without in any way limiting the generality of Section 2 of this Waiver and Release, by executing this Waiver and Release and accepting the payments and/or benefits under the Severance Plan following the Termination Date, the Executive specifically agrees to release all claims, rights, or benefits the Executive may have for age discrimination arising out of or under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., as currently amended (“ADEA”), or any equivalent or comparable provision of state or local law[, including, but not limited to, the [Texas Commission on Human Rights Act] [Connecticut Fair Employment Practices Act].
4.Acknowledgements and Obligations of the Executive.
(a)The Executive represents and acknowledges that in executing this Waiver and Release, the Executive does not rely and has not relied upon any representation or statement made by the Company, or its agents, representatives, or attorneys regarding the subject matter, basis or effect of this Waiver and Release or otherwise, and that the Executive has engaged or had the opportunity to engage an attorney of the Executive’s choosing in the negotiation and execution of this Waiver and Release. The Executive acknowledges that the Executive has the right to consult with counsel of the Executive’s choosing with regard to the review of this Waiver and Release.
(b)THE EXECUTIVE UNDERSTANDS THAT BY SIGNING AND NOT REVOKING THIS WAIVER AND RELEASE, THE EXECUTIVE IS WAIVING ANY AND ALL RIGHTS OR CLAIMS WHICH THE EXECUTIVE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND/OR THE OLDER WORKERS BENEFIT PROTECTION ACT FOR AGE DISCRIMINATION ARISING FROM EMPLOYMENT WITH THE COMPANY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SUE THE COMPANY IN FEDERAL OR STATE COURT FOR AGE DISCRIMINATION. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE (i) DOES NOT WAIVE ANY CLAIMS OR RIGHTS THAT MAY ARISE AFTER THE DATE THIS WAIVER AND RELEASE IS EXECUTED; (ii) WAIVES CLAIMS OR RIGHTS ONLY IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EXECUTIVE IS ALREADY ENTITLED; AND (iii) AGREES THAT THIS WAIVER AND RELEASE IS WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD BY THE EXECUTIVE, AND THE EXECUTIVE, IN FACT, UNDERSTANDS THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF THIS WAIVER AND RELEASE AND HAS ENTERED INTO THIS WAIVER AND RELEASE KNOWINGLY AND VOLUNTARILY.
(c)The Executive acknowledges that the Executive has been fully compensated for all labor and services performed for the Company and has been reimbursed for all business expenses incurred on behalf of the Company through the Termination Date, and that the Company does not owe the Executive any expense reimbursement amounts, or wages, including vacation pay or paid time-off benefits.
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(d)Notwithstanding anything contained in this Waiver and Release to the contrary, this Waiver and Release does not waive, release, or discharge: (i) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, [the Texas Workforce Commission] [the Connecticut Department of Labor], or other similar federal or state administrative agencies, although the Executive waives any right to monetary relief related to any filed charge or administrative complaint; (ii) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; (iii) claims for indemnity under any indemnification agreement with the Company or under its organizational documents, as provided by applicable state law or under any applicable insurance policy with respect to the Executive’s liability as an employee, director or officer of the Company or its affiliates; (iv) claims that the Executive may have as an employee participating in the Company’s qualified retirement plan; (v) the Executive’s right to receive award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program; and (vi) the Executive’s ability to challenge the validity of this Waiver and Release under the ADEA and the Older Workers Benefit Protection Act of 1990 (29 U.S.C. §§ 621 et seq.).
(e)The Executive represents and warrants that the Executive has returned to the Company, by no later than the date the Executive executes this Waiver and Release, all Company property and confidential information, including, without limitation, all expense reports, notes, memoranda, records, documents, employment manuals, credit cards, keys, pass keys, computers, electronic media (including flash drives), office equipment and sales records and data, together with any and all other information or property, no matter how produced, reproduced or maintained, kept by the Executive in his possession and pertaining to the business of the Company.
(f)The Executive acknowledges and agrees the Executive is subject to restrictive covenants set forth in Section 9 of the Severance Plan, which sets forth certain obligations of the Executive which remain in effect following the Termination Date, and nothing in this Waiver and Release shall modify such ongoing obligations, the continued performance of which by the Executive are a condition of the Company’s obligations hereunder and under the Severance Plan.
(g)The Executive acknowledges that neither the Company nor anyone on its behalf has made any representations, warranties, or promises of any kind regarding the tax consequences of the payment of proceeds referenced herein. Except for amounts withheld by the Company, the Executive understands and agrees that the Executive will be responsible for paying any taxes, interest, penalties, or other amounts due on the payments. The Executive further agrees to indemnify the Company for, and hold it harmless from, any additional taxes, interest, penalties, or other amounts for which the Company may later be held liable as a result of any failure by the Executive to comply with the Executive’s obligations under this Section, including costs and attorneys’ fees reasonably incurred by the Company in recovering such amounts from the Executive.
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(h)The Executive represents that the Executive has not filed any complaints, claims, or actions against the Company with any state, federal, or local agency or court, or that if the Executive has, the Executive agrees to withdraw and dismiss with prejudice (or cause to be withdrawn and dismissed with prejudice) any complaint, claim, action, or charge filed with any state, federal, or local agency or court. The Executive further agrees that no other person or entity may bring any claim on the Executive’s behalf falling within the terms of this Waiver and Release and that, should any such claim be brought on the Executive’s behalf, the Executive will cooperate with the Company and/or any other of the Released Parties that may be affected and its or their attorneys, in seeking a prompt dismissal of that claim. The Executive acknowledges and affirmatively states the Executive knows of no facts which may lead to or support any complaints, claims, actions, or charges against the Company in or through any state, federal, or local agency or court.
(i)The Executive agrees the Released Parties are not obligated, now or in the future, to offer employment to the Executive or to accept services or the performance of work from the Executive directly or indirectly. The Executive knowingly and voluntarily waives all rights, if any, the Executive may have under federal and/or state law to re-hire by, or reinstatement of employment with any of the Released Parties.
(j)The Executive agrees to reasonably cooperate with the Company and use the Executive’s best efforts in responding to all reasonable requests by the Company for assistance and advice relating to matters and procedures in which the Executive was involved. The Executive also covenants to cooperate in defending or prosecuting any claim or other action which arises, whether civil, criminal, administrative or investigative, in which the Executive participation is required in the best judgment of the Company by reason of the Executive’s former employment with the Company. Upon the Company’s request, the Executive will use the Executive’s best efforts to attend hearings and trials, to assist in effectuating settlements, and to assist in the procuring of witnesses, producing evidence, and in the defense or prosecution of said claims or other actions.
(k)The Executive represents and warrants that, with respect to the Company’s equity securities, any and all transactions reportable under Section 16 of the Securities Exchange Act of 1934, as amended, that occurred on or prior to the Termination Date have been timely and properly reported by Executive to the Company in accordance with the Company’s policies and procedures.
5.Confidentiality.
(a)    The Executive agrees not to divulge or release this Waiver and Release or its contents, except to the Executive’s attorneys, financial advisors, or immediate family, provided they agree to keep this Waiver and Release and its contents confidential, or in response to a valid subpoena or court order.
(b)    Nothing herein is intended to be or will be construed to prevent, impede, or interfere with the Executive’s right to respond accurately and fully to any question, inquiry, or request for information regarding the Company or Released Parties or his or her employment
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with the Company or Released Parties when required by legal process, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any Federal, State, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. The Executive is not required to contact the Company or Released Parties regarding the subject matter of any such communications before they engage in such communications. However, the Executive cannot disclose to anyone confidential communications and documents that are protected by the Company’s or Released Parties’ attorney-client privilege or work product protection.
6.Defend Trade Secrets Act. The Executive is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is made in: (i) confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
7.Time Period for Enforceability/Revocation of Agreement. The Company’s obligations under this Waiver and Release are contingent upon the Executive executing and delivering this Waiver and Release to the Company. The Executive may take up to [twenty-one (21)/forty-five (45)] days from the Delivery Date (the “Consideration Period”) to consider this Waiver and Release prior to executing it. The Executive may execute and deliver this Waiver and Release at any time during the Consideration Period. Any changes made to this Waiver and Release after the Delivery Date will not restart the running of the Consideration Period. Any execution and delivery of this Waiver and Release by the Executive after the expiration of the Consideration Period shall be unenforceable, and the Company shall not be bound thereby. The Executive shall have seven (7) days after execution of this Waiver and Release to revoke (“Revocation Period”) the Executive’s consent to this Waiver and Release by executing and delivering a written notice of revocation to the Company in accordance with the Notice provision of the Severance Plan. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period. Upon delivery of a notice of revocation to the Company, the obligations of the Parties under this Waiver and Release shall be void and unenforceable, with the exception of the Executive’s obligation to keep this Waiver and Release confidential under Section 5 of this Waiver and Release.
8.Effective Date. This Waiver and Release shall become effective as of the date on which it is executed by the Executive, provided that it is also signed by the Company and provided that the Executive does not timely revoke this Waiver and Release in accordance with the provisions of Section 7 of this Waiver and Release.
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9.Governing Law, Jurisdiction & Venue. This Waiver and Release, and any and all interactions between the Parties arising under or resulting from this Waiver and Release, is governed by and construed in accordance with the laws of the State of Texas, exclusive of its choice of law principles. Each Party irrevocably consents to the personal jurisdiction of the state or federal courts located in [Harris County, Texas] with regard to any dispute arising out of or relating to this Waiver and Release. All payments due hereunder and all obligations performable hereunder shall be payable and performable at the offices of the Company in Houston, Texas. The Executive represents to the Company that the Executive has not filed any charge or complaint, nor initiated any other proceedings, against the Company or any of its employees or agents, with any governmental entity or court.
10.Injunctive Relief. Notwithstanding any other term of this Waiver and Release, it is expressly agreed that a breach of this Waiver and Release will cause irreparable harm to the Company and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, the Company will be entitled to injunctive and/or other equitable remedies in the event of any threatened or actual violation of any of the provisions of this Waiver and Release.
11.Entire Agreement. The Severance Plan and this Waiver and Release comprise the entire agreement between the Parties pertaining to the matters encompassed therein and herein, and supersede any other agreement, written or oral, that may exist between them relating to the matters encompassed therein and herein, except that this Waiver and Release does not in any way supersede or alter covenants not to compete, non-disclosure or non-solicitation agreements, or confidentiality agreements that may exist between the Executive and the Company.
12.Severability. If any provision of this Waiver and Release is found to be illegal or unenforceable, such finding shall not invalidate the remainder of this Waiver and Release, and that provision shall be deemed to be severed or modified to the minimum extent necessary to equitably adjust the Parties’ respective rights and obligations under this Waiver and Release.
13.Execution. This Waiver and Release may be executed in multiple counterparts, each of which will be deemed an original for all purposes. Facsimile of pdf copies of signatures to this Waiver and Release are as valid as original signatures.
14.Consideration of Medicare’s Interests. The Executive affirms, covenants, and warrants that the Executive is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of execution of this Waiver and Release or payment hereunder, to the extent applicable, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if the Executive is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply. The Executive affirms, covenants, and warrants the Executive has made no claim for illness or injury against, nor is the Executive aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by the Executive before or after the execution of this Waiver and Release. Furthermore, the Executive is aware of no medical expenses which Medicare has paid and for
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which the Released Parties are or could be liable now or in the future. The Executive agrees and affirms that, to the best of the Executive’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. The Executive will indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and the Executive further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
[SIGNATURES ON NEXT PAGE]

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THE EXECUTIVE’S SIGNATURE BELOW MEANS THAT THE EXECUTIVE HAS READ THIS WAIVER AND RELEASE AND AGREES AND CONSENTS TO ALL THE TERMS AND CONDITIONS CONTAINED HEREIN.
IES HOLDINGS, INC.                    THE EXECUTIVE

By:

Its:
                                Dated:
Dated:
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